EXHIBIT 99.3
June 23, 1997


Board of Directors
THE CHANDRIS GROUP
5, St. Helen's Place
London EC3A 6BJ
Attention: John Chandris, Chairman

Board of Directors
OVERSEAS SHIPHOLDING GROUP, INC.
1114 Avenue of the Americas
New York, NY 10036
Attention: Morton P. Hyman, President

Gentlemen:

We were disappointed to hear the news that Royal Caribbean International had entered into an agreement to acquire Celebrity Cruise Lines Inc. We are concerned that despite our serious interest in a transaction, which has been communicated to you on numerous occasions, this action has been taken without giving us an opportunity to participate in the sale process. The news reports we have seen do not indicate that the parties are prohibited from considering other offers.

We are prepared to offer to purchase Celebrity Cruise Lines for $510 million in cash, subject to board approval and successful completion of our due diligence. We are willing to work with Celebrity's management and advisors on an expedited basis to perform due diligence, to finalize our proposal, and to achieve a definitive acquisition agreement on customary terms and conditions (including regulatory approvals).

We would also like to emphasize the strong strategic interest that Carnival has in an acquisition of Celebrity Cruise Lines.
We see an excellent business fit in a combination. In order to enhance the profitability of the combined entity, we would expect to maintain Celebrity Cruise Lines as a separate brand within the Carnival family. We also perceive significant talent in Celebrity's management team and employee base, and believe that there would be substantial opportunities in a combined organization for Celebrity employees.

We believe our all cash proposal is extremely attractive to your stockholders and is clearly superior to the announced transaction. Royal Caribbean's proposed purchase price includes common stock that is subject to inherent market and transaction risks. In addition, our proposal is not subject to financing.

We noted that the Royal Caribbean transaction is subject to certain conditions, including due diligence, board approvals and execution of definitive agreements. Therefore, we urge you not to enter into any lock-up agreement or permit Celebrity Cruise Lines to enter into any definitive merger or other agreement, or to take any other actions (such as entering into "no-shop", break-up fee or similar arrangements) that would adversely affect your ability to receive the maximum value for your Celebrity shares.

We wish to immediately commence our due diligence and enter into discussions with you and Celebrity Cruise Lines. In this connection, you may contact me at 305/(Phone Number).

Given the nature of the announced transaction, we would expect to hear from you expeditiously so that we will be on an equal footing with Royal Caribbean in conducting due diligence.
Because of the attractiveness of our offer and our interest in Celebrity Cruise Lines, we will explore all available options if we are not permitted to participate in the sale process.

We hope that you will give this matter prompt and serious consideration.

Sincerely,

/s/ Micky Arison

Micky Arison
Chairman of the Board

MA/dab